Exhibit 99.1

FFBW, Inc. Announces Financial Results for the Three Months and Year Ended December 31, 2021

Brookfield, WI, March 24, 2022 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, consumer banking and residential lending, today announced unaudited financial results for the three months and year ended December 31, 2021.  For the three months ended December 31, 2021, net income was $402,000, or $0.07 per diluted share, compared to $504,000, or $0.07 per diluted share, for the three months ended December 31, 2020, a 20.2% decrease quarter to quarter. Net income was $1,983,000, or $0.31 per diluted share, for the year ended December 31, 2021 compared to $1,831,000, or $0.26 per diluted share, for the year ended December 31, 2020, an increase of 8.3%, period to period.

Share Repurchase Program

On March 23, 2022, the Company completed its second share repurchase program, repurchasing a total of 690,000 shares under the program initiated in the third quarter of 2021. Following the completion of the repurchase program, 6,254,000 shares remain outstanding.

Financial Highlights at December 31, 2021

Edward H. Schaefer, President and CEO, stated, “Our team worked extremely hard in 2021 adding many new small business relationships and growing our loan portfolio despite the runoff of PPP loans. These efforts allowed us to achieve our budgeted net income for 2021. This profitable growth along with our stock repurchase plan generated a sold increase in our tangible book value per share. We are excited about the team we have put together to profitably grow our small business platform in 2022 and beyond. We appreciate all our stakeholders support as we continue building our community bank.”

●	At December 31, 2021, the Company’s tangible book value per share was $13.91.
●	At December 31, 2021, the allowance for loan losses was 1.08% of total loans and 855.3% of non-performing loans.
●	During the three months ending December 31, 2021, the net loan balance increased by $15.8 million or 7.7%, and $19.8 million or 9.8% excluding the impact of PPP forgiveness.

Income Statement and Balance Sheet Overview

Total interest and dividend income decreased $135,000, or 4.8%, to $2.7 million for the three months ended December 31, 2021 compared to $2.8 million for the three months ended December 31, 2020. Average interest-earning assets increased $65.8 million, or 24.9%, to $329.7 million for the three months ended December 31, 2021 compared to $263.9 million for the three months ended December 31, 2020, and the weighted average yield on interest-earning assets decreased 81 basis points when comparing the 2021 and 2020 periods. The decrease in average yield was primarily the result of an increase in cash and cash equivalents.

Total interest expense decreased $72,000, or 25.4%, to $212,000 for the three months ended December 31, 2021 compared to $284,000 for the three months ended December 31, 2020. Average interest-bearing liabilities increased $50.2 million, or 32.6%, to $204.1 million for the three months ended December 31, 2021 from $153.9 million for the three months ended December 31, 2020. The rate paid on interest-bearing liabilities decreased 48 basis points to 0.41% for the three months ended December 31, 2021 compared to 0.89% for the three months ended December 31, 2020.

Net interest margin was 2.97% for the three months ended December 31, 2021, compared to 3.54% for the three months ended December 31, 2020. The decrease was the result of carrying elevated levels of cash following the Mitchell Bank acquisition as well as strong organic deposit growth during 2021.

The loan loss provision was $0 for the three months ended December 31, 2021 compared to $205,000 for the three months ended December 31, 2020. At December 31, 2021, our allowance for loan losses was $2.4 million, or 1.08%, of total loans.

Noninterest income decreased $91,000, or 23.6% to $295,000 for the three months ended December 31, 2021 compared to $386,000 for the three months ended December 31, 2020. Contributing to the change was a decrease in gain on sale of loans income of $193,000 offset by an increase in service charge and fee income and other non-interest income totaling $90,000.

Noninterest expense increased $109,000 to $2.1 million for the three months ended December 31, 2021 compared to $2.0 million for the three months ended December 31, 2020. The increase was primarily the result of an increase in salaries and employee benefits expenses of $131,000 which was influenced by expansion of our operations with the acquisition of Mitchell Bank.

Total assets increased $18.1 million, or 5.3%, to $357.1 million at December 31, 2021 from $339.0 million at December 31, 2020 due to a $25.5 million increase in cash due, in part, to deposit growth, offset in part by a decrease of $15.8 million in available for sale securities..

Nonaccrual loans were $0.3 million, or 0.13% of total loans, at December 31, 2021. At December 31, 2020 nonaccrual loans were $1.1 million, or 0.49% of total loans. Non-performing assets were also $0.3 million, or 0.08% of total assets, at December 31, 2021 compared to $1.2 million, or 0.35% of total assets, at December 31, 2020.

About the Company

FFBW, Inc. is the holding company for First Federal Bank of Wisconsin, a wholly owned subsidiary. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”  First Federal Bank of Wisconsin is a full-service stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through five branch locations.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; economic or regulatory changes related to the COVID-19 pandemic; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities;  our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting

Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Edward H. Schaefer, President & CEO

(262) 542-4448

FFBW, Inc.

Balance Sheets

December 31, 2021 (Unaudited) and December 31, 2020

(In thousands)

	December 31,	December 31,
Assets	2021	2020

Cash and cash equivalents	$67,002	$41,479
Available for sale securities, stated at fair value	48,398	64,243
Net Loans	222,604	216,431
Premises and equipment, net	5,506	5,594
Foreclosed assets	—	125
Other assets	13,567	11,100

TOTAL ASSETS	$357,077	$338,972

Liabilities and Equity

Deposits and escrow	$255,352	$226,625
Borrowings	6,500	7,500
Other liabilities	1,253	1,582
Total liabilities	263,105	235,707

Total equity	93,972	103,265

TOTAL LIABILITIES AND EQUITY	$357,077	$338,972

FFBW, Inc.

Condensed Statements of Income

Three Months Ended December 31, 2021 and 2020 (Unaudited)

(In thousands, except share data)

	2021	2020

Interest and dividend income:	$2,681	$2,816

Interest expense:	212	284

Net interest income	2,469	2,532
Provision for loan losses	—	205

Net interest income after provision for loan losses	2,469	2,327

Noninterest income:	295	386

Noninterest expense:	2,121	2,012

Income before income taxes	643	701
Provision for income taxes	241	197

Net income (loss)	$402	$504

Earnings (loss) per share
Basis	$0.07	$0.07
Diluted	$0.07	$0.07